Exhibit 99.1

National Dentex Corporation Announces Third Quarter 2003 Results

    WAYLAND, Mass.--(BUSINESS WIRE)--Oct. 23, 2003--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the third quarter ended September 30, 2003. Sales for the quarter totaled $24,358,000 compared with $23,364,000 a year earlier, an increase of 4.3%. Net income for the quarter was $1,277,000 or $.37 per share on a diluted basis compared to $1,303,000 or $.37 per share on a diluted basis in 2002.
    For the nine months ended September 30, 2003, sales were $73,505,000 compared to $71,975,000 for the same period in 2002, an increase of 2.1%. Net income was $4,259,000 or $1.23 per share on a diluted basis compared to $4,743,000 or $1.32 per share on a diluted basis for the comparable period of 2002.
    David L. Brown, President and CEO, stated: "Although the laboratory segment of the dental industry, particularly the crown and bridge area, has been soft throughout 2003, in the third quarter we began to see some slightly positive trends. While there can be no assurances, we believe the efforts of strengthening our management and technical teams while continuing the development of our national marketing program, The NDX Reliance Program(TM), will position us to take full advantage of the long-term opportunities presented to us as the economic climate continues to improve.
    Mr. Brown further added: "Throughout this year, and particularly this quarter, we have been extremely successful in implementing our ongoing acquisition strategy by acquiring four laboratories with in excess of $8 million in annualized sales. In addition, we have in place an agreement in principle to acquire another stand alone facility, which is expected to add approximately $3 million more in annualized sales. This transaction is subject to completion of due diligence and the execution of definitive documents, and should close early in the fourth quarter."
    National Dentex Corporation serves an active customer base of over 18,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, the Company's actual results could be materially different from what is expressed in such forward-looking statements. Important factors that may affect future operating results include the effects of adverse changes in economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor and material costs and other factors described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.



                      National Dentex Corporation
                           Earnings Results

                 (In Thousands, except per share data)

                                       Quarter Ended Nine Months Ended
                                        September 30,   September 30,
                                      --------------------------------
                                        2002    2003    2002    2003
                                      --------------------------------
Net Sales                             $23,364 $24,358 $71,975 $73,505
Cost of Goods Sold                     14,054  14,789  42,146  44,075
                                      --------------------------------
   Gross Profit                         9,310   9,569  29,829  29,430

Operating Expenses                      7,144   7,580  21,831  22,452
                                      --------------------------------
   Operating Income                     2,166   1,989   7,998   6,978

Other Expense                              56      90     149     218
Interest Income                            13       6      56      21
                                      --------------------------------
   Income Before Tax                    2,123   1,905   7,905   6,781

Income Taxes                              820     628   3,162   2,522
                                      --------------------------------
   Net Income                          $1,303  $1,277  $4,743  $4,259
                                      ================================


Weighted Average
   Shares Outstanding:
      - Basic                           3,475   3,428   3,468   3,418
      - Diluted                         3,541   3,497   3,586   3,464

Net Income per Share:
      - Basic                           $0.37   $0.37   $1.37   $1.25
      - Diluted                         $0.37   $0.37   $1.32   $1.23


                      National Dentex Corporation
                      Selected Balance Sheet Data

                            (In thousands)
                                            December 31, September 30,
                                                   2002          2003
                                            --------------------------
Cash and Equivalents                             $5,808        $3,780
Accounts Receivable - net                        10,484        11,216
Current Assets                                   24,300        22,939
Current Liabilities                               8,801         8,239

Working Capital                                  15,499        14,700

Total Assets                                     65,817        69,448

Long Term Obligations                             3,070         2,602
Stockholders' Equity                            $53,946       $58,607

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508/358-4422
             Vice President, Treasurer & CFO